SENTRY PETROLEUM ANNOUNCES INITIATION OF 2008 AUSTRALIAN EXPLORATION STRATEGY

Sentry Petroleum Ltd. Denver, Colorado - (Marketwire - February 21, 2008) - Oil and gas exploration company Sentry Petroleum Ltd. (OTCBB:SPLM) announced today the initiation of the Company's 2008 Australian exploration strategy. Sentry Petroleum President Alan Hart commented, "The Company will strive to control and operate low-risk, shallow oil and gas exploration and production opportunities in proven onshore hydrocarbon fairways. If we are successful, these exploration efforts will entail low-risk opportunities in producing basins and help us achieve quick revenue return to the shareholders."

The Company is presently in discussions that may allow it to participate in a number of more frontier, high-impact oil and gas prospects. Alan Hart continued, "We have been actively investigating opportunities in Australia's Cooper and Adavale Basins. The Adavale basin encompasses 59,750 km2 (14 million acres), or more area than the country of Costa Rica. Fewer than 55 exploration wells have been drilled in the basin resulting in the discovery of 1 gas field containing 13 billion cubic feet of gas (2.3 million BOEs)."

Sentry Petroleum advised that it has commenced its operations with a measured land aggregation strategy through joint venture and through government gazettal. The Company will diligently maintain a risk-managed business plan utilizing farm-in partners and joint ventures to minimize capital exposure.

About Sentry Petroleum
Sentry Petroleum is a junior oil and gas exploration company focused in Asia. The company's mission is to secure large land positions with drill ready prospects in the regions of the world with the most promise for large scale discovery. The Company will continue to leverage its strengths with a vision to become a premier independent oil and gas company.

Contact:
Investor Relations 866.680.7649
info@sentrypetroleum.com
www.sentrypetroleum.com

Forward-Looking Statements:
This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at www.sec.gov and www.sedar.com for further information.